Exhibit 99.1

News Release

Babcock & Wilcox Enterprises Reports First Quarter 2023 Results

•	Revenues, bookings, backlog, and Adjusted EBITDA significantly improved compared to the first quarter of 2022 and exceeded Company expectations

Q1 2023 Highlights and Outlook:

–	Revenues of $257.2 million, a 26% improvement compared to the first quarter of 2022
–	Net loss of $12.5 million, compared to a net loss of $8.7 million in the first quarter of 2022
–	Loss per share of $0.18, compared to a loss per share of $0.14 in the first quarter of 2022
–	Consolidated adjusted EBITDA of $14.2 million, compared to $12.5 million in the first quarter of 2022
–	Bookings of $266 million, an 11% improvement compared to first quarter bookings in 2022
–	Ending backlog of $663 million, over a 15% increase compared to backlog at the end of the first quarter of 2022
–	Reiterates Full Year 2023 Adjusted EBITDA target of $100 million to $120 million

(AKRON, Ohio – May 10, 2023) – Babcock & Wilcox Enterprises, Inc. ("B&W" or the "Company") (NYSE: BW) announced results for the first quarter of 2023.

"We exceeded our first quarter expectations delivering strong results highlighted by increased volumes across our Renewable and Environmental segments, which helped drive consolidated revenue and adjusted EBITDA above expectations,” said Kenneth Young, B&W's Chairman and Chief Executive Officer. “Our parts and services bookings within all our segments was the highest since 2016. We also realized double digit revenue growth across all our segments. Our progress through the first quarter further supports the advancement of our strategic growth initiatives and positions us well to achieve our previously stated full-year adjusted EBITDA targets.”

“As we continue to execute our long-term strategic plans within our Renewable and Environmental businesses, we are pleased with the significant traction our BrightLoop™ technology has received to date. Most notably, we recently announced a commercial project with Black Hills Energy (BHE) in which B&W’s BrightLoop™ hydrogen generation technology was selected for a proposed project to produce hydrogen gas from coal and capture carbon dioxide emissions,” added Kenneth Young. “This project not only highlights the transformational technology we possess but also demonstrates utility market interest in our clean power production and carbon capture capabilities. We look forward to scaling this product offering and working in tandem with our customers to provide the solutions they need to enhance energy security and deliver efficient energy to their customers, while also significantly reducing green-house gas emissions.”

“While supply chain pressures continue, our success in qualifying additional suppliers has enabled us to capitalize on growing customer demand across all of our business segments and reinforces our expectations for an improved full-year performance. We remain committed to being a leader in the global clean energy transition and energy security and see continued opportunities for growth as we pursue our expanded pipeline of $8 billion in identified global project opportunities.”

Q1 2023 Financial Summary

Consolidated revenues in the first quarter of 2023 were $257.2 million, a 26% improvement compared to the first quarter of 2022, primarily attributable to higher volumes in our Renewable segment due to B&W Renewable parts and services and our project-based business, higher overall volume in our Environmental segment, increased Thermal segment volume and a higher level of construction activity. Net loss in the first quarter of 2023 was $12.5 million, compared to net loss of $8.7 million in the first quarter of 2022, primarily related to foreign exchange losses in the current period and non-cash expense related to pensions. Loss per share in the first quarter of 2023 was $0.18 compared to a loss per share of $0.14 in the first quarter of 2022. GAAP operating income in the first quarter of 2023 was $1.4 million compared to operating loss of $6.8 million in the first quarter of 2022. Adjusted EBITDA was $14.2 million compared to $12.5 million in the first quarter of 2022. Bookings in the first quarter of 2023 were $266 million, an 11% increase compared to first quarter bookings in 2022. Ending backlog was $663 million, over a 15% increase compared to backlog at the end of the first quarter of 2022. All amounts referred to in this release are on a continuing operations basis, unless otherwise noted. Reconciliations of net income, the most directly comparable GAAP measure, to adjusted EBITDA for the Company's segments, are provided in the exhibits to this release.

Babcock & Wilcox Renewable segment revenues were $100.1 million for the first quarter of 2023, an increase of 47% compared to $68.0 million in the first quarter of 2022. The increase in revenue is primarily due to higher volume of new-build projects and the increase in revenues associated with our Renewable parts and services business. Adjusted EBITDA in the first quarter of 2023 was $4.9 million compared to $2.0 million in the first quarter of 2022, primarily due to a higher volume of revenue as described above offset somewhat by an increase in expenses, to support the growth in the business. The higher revenue levels also increased shared overhead and SG&A allocations to the segment which are based on revenue.

Babcock & Wilcox Environmental segment revenues were $39.4 million in the first quarter of 2023, an increase of 13% compared to $34.9 million in the first quarter of 2022. The increase is primarily driven by higher overall volume of dry cooling technology projects across the Environmental segment. Adjusted EBITDA in the first quarter of 2023 was $1.9 million, compared to $1.4 million in the first quarter of 2022, primarily driven by higher revenue volume described above offset with higher levels of shared overhead and SG&A allocated to the segment.

Babcock & Wilcox Thermal segment revenues were $119.2 million in the first quarter of 2023, an increase of 17% compared to $102.2 million in the first quarter of 2022. The revenue increase is attributable to higher level of volume in our construction project business and Optimus Industries. Adjusted EBITDA in the first quarter of 2023 was $13.7 million, a decrease of 3% compared to $14.2 million in the first quarter of 2022, primarily attributable higher expenses related to business growth.

Liquidity and Balance Sheet

At March 31, 2023, the Company had total debt of $351.7 million and a cash, cash equivalents and restricted cash balance of $91.1 million.

Impacts of Market Conditions

Management continues to adapt to macroeconomic conditions, including rising inflation, higher interest rates, foreign exchange rate fluctuations and the impact of the ongoing conflict in Ukraine and the COVID-19 pandemic, all of which impacted the Company during the first three months of 2023. The COVID-19 pandemic has continued to create challenges for us in countries that have outbreak mitigation strategies, namely, countries in our Asia-Pacific region, which led to temporary project postponements or limited on-site activities and has continued to impact results in this region. Additionally, the Company has experienced negative impacts to its global supply chains as a result of COVID-19, the war in Ukraine, Russia-related supply chain shortages and other factors, including disruptions to the manufacturing, supply, distribution, transportation and delivery of its products. The Company has also observed delays and disruptions of its service providers and negative impacts to pricing of certain of its products. These delays and disruptions have had, and could continue to have, an adverse impact on the Company’s ability to meet customers’ demands. We are continuing to actively monitor the impact of these market conditions on current and future periods and actively manage costs and our liquidity position to provide additional flexibility while still supporting our customers and their specific needs. The duration and scope of these conditions cannot be predicted, and therefore, any anticipated negative financial impact to the Company’s operating results cannot be reasonably estimated.

Earnings Call Information

B&W plans to host a conference call and webcast on Wednesday, May 10, 2023 at 8 a.m. ET to discuss the Company’s first quarter 2023 results. The listen-only audio of the conference call will be broadcast live via the Internet on B&W’s Investor Relations site. The dial-in number for participants in the U.S. is (833) 470-1428; the dial-in number for participants in Canada is (833) 950-0062; the dial-in number for participants in all other locations is (929) 526-1599. The conference ID for all participants is 504866. A replay of this conference call will remain accessible in the investor relations section of the Company’s website for a limited time.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures internally to evaluate its performance and in making financial and operational decisions. When viewed in conjunction with GAAP results and the accompanying reconciliation, the Company believes that its presentation of these measures provides investors with greater transparency and a greater understanding of factors affecting its financial condition and results of operations than GAAP measures alone. Additionally, the Company redefined its definition of adjusted EBITDA to eliminate the effects of certain items including the loss from a non-strategic business, interest on letters of credit included in cost of operations and loss on business held for sale. Prior period results have been revised to conform with the revised definition and present separate reconciling items in our reconciliation, including business transition costs. The presentation of non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s related financial results prepared in accordance with GAAP.

This release presents adjusted EBITDA for each business segment, which are non-GAAP financial measures. Adjusted EBITDA on a consolidated basis is defined as the sum of the Adjusted EBITDA for each of the segments, further adjusted for corporate allocations and research and development costs. At a segment level, the adjusted EBITDA presented is consistent with the way the Company's chief operating decision maker reviews the results of operations and makes strategic decisions about the business and is calculated as earnings before interest expense, tax, depreciation and amortization adjusted for items such as gains or losses arising from the sale of non-income producing assets, net pension benefits, restructuring costs, impairments, gains and losses on debt extinguishment, costs related to financial consulting, research and development costs and other costs that may not be directly controllable by segment management and are not allocated to the segment. The Company presented consolidated Adjusted EBITDA because it believes it is useful to investors to help facilitate comparisons of the ongoing, operating performance before corporate overhead and other expenses not attributable to the operating performance of the Company's revenue generating segments. This release also presents certain targets for our Adjusted EBITDA in the future; these targets are not intended as guidance regarding how the Company believes the business will perform. The Company is unable to reconcile these targets to their GAAP counterparts without unreasonable effort and expense.

Bookings and Backlog

Bookings and backlog are our measure of remaining performance obligations under our sales contracts. It is possible that our methodology for determining bookings and backlog may not be comparable to methods used by other companies.

We generally include expected revenue from contracts in our backlog when we receive written confirmation from our customers authorizing the performance of work and committing the customers to payment for work performed. Backlog may not be indicative of future operating results, and contracts in our backlog may be canceled, modified or otherwise altered by customers. Backlog can vary significantly from period to period, particularly when large new build projects or operations and maintenance contracts are booked because they may be fulfilled over multiple years. Because we operate globally, our backlog is also affected by changes in foreign currencies each period. We do not include orders of our unconsolidated joint ventures in backlog. The Company is in the process of exiting its only remaining fixed fee Operational and Maintenance Contract in our Renewable segment. A similar contract was exited as of December 31, 2022. The company believes it is useful to exclude the impact of this contract on our operating results as well as our backlog in order to highlight the performance of the business.

Bookings represent changes to the backlog. Bookings include additions from booking new business, subtractions from customer cancellations or modifications, changes in estimates of liquidated damages that affect selling price and revaluation of backlog denominated in foreign currency. We believe comparing bookings on a quarterly basis or for periods less than one year is less meaningful than for longer periods, and that shorter-term changes in bookings may not necessarily indicate a material trend.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this release are forward-looking statements. You should not place undue reliance on these statements. Forward-looking statements include words such as “expect,” “intend,” “plan,” “likely,” “seek,” “believe,” “project,” “forecast,” “target,” “goal,” “potential,” “estimate,” “may,” “might,” “will,” “would,” “should,” “could,” “can,” “have,” “due,” “anticipate,” “assume,” “contemplate,” “continue” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events.

These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, the impact of global macroeconomic conditions, including inflation and volatility in the capital markets; the impact of the ongoing conflict in Ukraine; our ability to integrate acquired businesses and the impact of those acquired businesses on our cash flows, results of operations and financial condition, including our recent acquisitions of Babcock & Wilcox Solar Energy, Inc., Babcock & Wilcox Renewable Service A/S, Fossil Power Systems, Inc., Optimus Industries, LLC and certain assets of Hamon Research-Cottrell, Inc.; our recognition of any asset impairments as a result of any decline in the value of our assets or our efforts to dispose of any assets in the future; our ability to obtain and maintain sufficient financing to provide liquidity to meet our business objectives, surety bonds, letters of credit and similar financing; our ability to comply with the requirements of, and to service the indebtedness under, our debt facility agreements; our ability to pay dividends on our 7.75% Series A Cumulative Perpetual Preferred Stock; our ability to make interest payments on our 8.125% senior notes due 2026 and our 6.50% notes due 2026; the highly competitive nature of our businesses and our ability to win work, including identified project opportunities in our pipeline; general economic and business conditions, including changes in interest rates and currency exchange rates; cancellations of and adjustments to backlog and the resulting impact from using backlog as an indicator of future earnings; our ability to perform contracts on time and on budget, in accordance with the schedules and terms established by the applicable contracts with customers; failure by third-party subcontractors, partners or suppliers to perform their obligations on time and as specified; delays initiated by our customers; our ability to successfully resolve claims by vendors for goods and services provided and claims by customers for items under warranty; our ability to realize anticipated savings and operational benefits from our restructuring plans, and other cost savings initiatives; our ability to successfully address productivity and schedule issues in our B&W Renewable, B&W Environmental and B&W Thermal segments; our ability to successfully partner with third parties to win and execute contracts within our B&W Environmental, B&W Renewable and B&W Thermal segments; changes in our effective tax rate and tax positions, including any limitation on our ability to use our net operating loss carryforwards and other tax assets; our ability to successfully manage research and development projects and costs, including our efforts to successfully develop and commercialize new technologies and products; the operating risks normally incident to our lines of business, including professional liability, product liability, warranty and other claims against us; difficulties we may encounter in obtaining regulatory or other necessary permits or approvals; changes in actuarial assumptions and market fluctuations that affect our net pension liabilities and income; our ability to successfully compete with current and future competitors; our ability to negotiate and maintain good relationships with labor unions; changes in pension and medical expenses associated with our retirement benefit programs; social, political, competitive and economic situations in foreign countries where we do business or seek new business; the impact of COVID-19 or other similar global health crises, and the other factors specified and set forth under "Risk Factors" in our periodic reports filed with the Securities and Exchange Commission, including our most recent annual report on Form 10-K filed on March 16, 2023.

These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While we believe that these assumptions underlying the forward-looking statements are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect actual results. The forward-looking statements included herein are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

About B&W Enterprises, Inc.

Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises, Inc. is a leader in energy and environmental products and services for power and industrial markets worldwide. Follow us on LinkedIn and learn more at babcock.com.

# # #

Investor Contact:	Media Contact:
Lou Salamone, CFO	Ryan Cornell
Babcock & Wilcox Enterprises, Inc.	Public Relations
704.625.4944 | investors@babcock.com	Babcock & Wilcox Enterprises, Inc.
330.860.1345 | rscornell@babcock.com

Exhibit 1

Babcock & Wilcox Enterprises, Inc.

Condensed Consolidated Statements of Operations(1)

(In millions, except per share amounts)

	Three Months Ended March 31,
	2023	2022
Revenues	$257.2	$204.0
Costs and expenses:
Cost of operations	203.8	163.1
Selling, general and administrative expenses	51.9	43.0
Advisory fees and settlement costs	(2.5)	3.9
Restructuring activities	0.4	0.1
Research and development costs	1.3	0.7
Loss on asset disposals, net	0.9	—
Total costs and expenses	255.9	210.8
Operating income (loss)	1.4	(6.8)
Other (expense) income:
Interest expense	(12.7)	(11.3)
Interest income	0.1	0.1
Benefit plans, net	(0.1)	7.5
Foreign exchange	(0.5)	3.1
Other expense - net	(0.2)	(0.1)
Total other expense	(13.3)	(0.7)
Loss before income tax expense	(12.0)	(7.5)
Income tax expense	0.5	1.2
Net loss	(12.5)	(8.7)
Net (income) loss attributable to non-controlling interest	—	0.4
Net loss attributable to stockholders	(12.5)	(8.3)
Less: Dividend on Series A preferred stock	3.7	3.7
Net loss attributable to stockholders of common stock	$(16.2)	$(12.0)

Basic loss per share	$(0.18)	$(0.14)
Diluted loss per share	$(0.18)	$(0.14)

Shares used in the computation of loss per share:
Basic	88.7	88.0
Diluted	88.7	88.0

(1) Figures may not be clerically accurate due to rounding

Exhibit 2

Babcock & Wilcox Enterprises, Inc.

Condensed Consolidated Balance Sheets(1)

(In millions, except per share amount)	March 31, 2023	December 31, 2022
Cash and cash equivalents	$62.8	$76.7
Current restricted cash and cash equivalents	6.9	15.3
Accounts receivable – trade, net	173.8	162.5
Accounts receivable – other	38.0	38.5
Contracts in progress	163.9	134.9
Inventories, net	109.7	102.6
Other current assets	30.4	27.0
Total current assets	585.5	557.6
Net property, plant and equipment, and finance lease	84.4	86.4
Goodwill	157.3	157.0
Intangible assets, net	58.8	60.3
Right-of-use assets	28.2	29.4
Long-term restricted cash	21.4	21.4
Other assets	32.9	30.6
Total assets	$968.4	$942.7

Accounts payable	$169.2	$139.2
Accrued employee benefits	12.3	12.5
Advance billings on contracts	137.2	133.4
Accrued warranty expense	9.9	9.6
Financing lease liabilities	1.2	1.2
Operating lease liabilities	3.8	3.6
Other accrued liabilities	72.5	68.2
Loans payable	4.3	4.3
Total current liabilities	410.4	372.0
Senior notes	336.0	335.5
Long term loans payable	11.4	13.2
Pension and other postretirement benefit liabilities	135.6	136.2
Non-current finance lease liabilities	27.2	27.5
Non-current operating lease liabilities	25.7	26.6
Deferred tax liability	9.8	10.1
Other non-current liabilities	22.6	23.8
Total liabilities	978.6	944.7
Commitments and contingencies
Stockholders' deficit:
Preferred stock, par value $0.01 per share, authorized shares of 20,000; issued and outstanding shares of 7,669 at both March 31, 2023 and December 31, 2022	0.1	0.1
Common stock, par value $0.01 per share, authorized shares of 500,000; issued and outstanding shares of 88,745 and 88,700 at March 31, 2023 and December 31, 2022, respectively	5.1	5.1
Capital in excess of par value	1,541.0	1,537.6
Treasury stock at cost, 1,880 and 1,868 shares at March 31, 2023 and December 31, 2022, respectively	(113.8)	(113.8)
Accumulated deficit	(1,375.1)	(1,358.9)
Accumulated other comprehensive loss	(68.0)	(72.8)
Stockholders' deficit attributable to shareholders	(10.7)	(2.6)
Non-controlling interest	0.5	0.5
Total stockholders' deficit	(10.2)	(2.1)
Total liabilities and stockholders' deficit	$968.4	$942.7

(1) Figures may not be clerically accurate due to rounding.

Exhibit 3

Babcock & Wilcox Enterprises, Inc.

Condensed Consolidated Statements of Cash Flows(1)

(In millions)	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(12.5)	$(8.7)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of long-lived assets	5.4	6.2
Amortization of deferred financing costs and debt discount	1.4	0.8
Amortization of guaranty fee	0.2	0.2
Non-cash operating lease expense	0.6	1.2
Loss on asset disposals	0.9	—
Benefit from deferred income taxes	(1.9)	(0.7)
Prior service cost amortization for pension and postretirement plans	0.2	0.6
Stock-based compensation	3.4	1.8
Foreign exchange	0.5	(3.1)
Changes in operating assets and liabilities:
Accounts receivable - trade, net and other	(5.5)	(28.7)
Contracts in progress	(29.0)	(13.3)
Advance billings on contracts	3.6	27.5
Inventories, net	(7.6)	(3.0)
Income taxes	2.1	(7.0)
Accounts payable	29.6	11.3
Accrued and other current liabilities	2.7	(11.3)
Accrued contract loss	(0.7)	4.3
Pension liabilities, accrued postretirement benefits and employee benefits	(4.3)	(10.0)
Other, net	(1.9)	(10.1)
Net cash used in operating activities:	(12.9)	(42.0)

Cash flows from investing activities:
Purchase of property, plant and equipment	(2.2)	(1.0)
Acquisition of business, net of cash acquired	—	(64.9)
Purchases of available-for-sale securities	(2.0)	(1.1)
Sales and maturities of available-for-sale securities	2.1	1.7
Net cash used in investing activities	(2.2)	(65.4)

Cash flows from financing activities:
Issuance of senior notes	—	2.0
Borrowings on loan payable	—	1.3
Repayments on loan payable	(1.7)	—
Finance lease payments	(0.3)	(0.7)
Payment of preferred stock dividends	(3.7)	(3.7)
Shares of common stock returned to treasury stock	(0.1)	(0.2)
Debt issuance costs	(0.1)	(0.1)
Other, net		(0.1)
Net cash used in financing activities	(5.9)	(1.6)
Effects of exchange rate changes on cash	(1.5)	(0.8)
Net decrease in cash, cash equivalents and restricted cash	(22.4)	(109.7)
Cash, cash equivalents and restricted cash at beginning of period	113.5	226.7
Cash, cash equivalents and restricted cash at end of period	$91.1	$117.0

(1) Figures may not be clerically accurate due to rounding.

Exhibit 4

Babcock & Wilcox Enterprises, Inc.

Segment Information(1)

(In millions)

SEGMENT RESULTS	Three Months Ended March 31,
	2023	2022
REVENUES:
Babcock & Wilcox Renewable	$100.1	$68.0
Babcock & Wilcox Environmental	39.4	34.9
Babcock & Wilcox Thermal	119.2	102.2
Other	(1.5)	(1.1)
	$257.2	$204.0

ADJUSTED EBITDA:
Babcock & Wilcox Renewable	$4.9	$2.0
Babcock & Wilcox Environmental	1.9	1.4
Babcock & Wilcox Thermal	13.7	14.2
Corporate	(5.1)	(4.4)
Research and development costs	(1.3)	(0.7)
	$14.2	$12.5

AMORTIZATION EXPENSE:
Babcock & Wilcox Renewable	$0.5	$2.1
Babcock & Wilcox Environmental	0.8	0.7
Babcock & Wilcox Thermal	1.1	1.2
	$2.4	$4.0

DEPRECIATION EXPENSE:
Babcock & Wilcox Renewable	$1.0	$0.6
Babcock & Wilcox Environmental	0.2	0.2
Babcock & Wilcox Thermal	1.8	1.4
	$3.0	$2.2

	As of March 31,
	2023	2022
BACKLOG:
Babcock & Wilcox Renewable (2)	$231	$293
Babcock & Wilcox Environmental	173	126
Babcock & Wilcox Thermal	252	158
Other/Eliminations	7	(3)
	$663	$574

(1)	Figures may not be clerically accurate due to rounding.
(2)	B&W Renewable backlog has been adjusted downward $53 million and $147 million as of March 31, 2023 and March 31, 2022 respectively to remove O&M contracts that are recognized as disposed.

Exhibit 5

Babcock & Wilcox Enterprises, Inc.

Reconciliation of Adjusted EBITDA

(In millions)

	Three Months Ended March 31,
	2023	2022
Net loss	$(12.5)	$(8.7)
Interest expense	14.4	12.3
Income tax expense	0.5	1.2
Depreciation & amortization	5.4	6.2
EBITDA	7.8	11.1

Benefit plans, net	0.1	(7.5)
Loss on sales, net	0.9	—
Stock compensation	3.2	1.3
Restructuring activities and business services transition costs	1.0	2.7
Settlement and related legal costs	(3.0)	2.5
Advisory fees for settlement costs and liquidity planning	0.5	1.0
Acquisition pursuit and related costs	0.1	0.8
Product development (1)	1.4	0.9
Foreign exchange	0.5	(3.1)
Contract disposal (2)	1.4	0.9
Contract step-up purchase price adjustment	—	1.7
Other - net	0.3	0.1
Adjusted EBITDA(3)	$14.2	$12.5

(1) Costs associated with development of commercially viable products that are ready to go to market.

(2) Impacts of the disposal of our O&M contracts has been adjusted in the prior period to ensure uniform presentation with the current period

(3) Figures may not be clerically accurate due to rounding.